Exhibit 21.1

Present Subsidiaries

Entity Name:	State or Jurisdiction Of Incorporation	Percentage of Voting Securities Owned
Teradyne (Asia) Pte., Ltd.	Singapore	100	%*
Teradyne Canada Limited	Canada	100%
Teradyne de Costa Rica S.A.	Costa Rica	100%
Teradyne GmbH	Germany	100	%*
Teradyne Holdings Denmark ApS	Denmark	100	%*
Teradyne (India) Engineering Private Ltd.	India	100	%*
Teradyne International Holdings B.V.	The Netherlands	100%
Teradyne Italia SrL	Italy	100	%*
Teradyne K.K.	Japan	100%
Teradyne Korea Ltd.	Republic of Korea	100	%*
Teradyne Limited	United Kingdom	100	%*
Teradyne Malaysia Sdn. Bhd.	Malaysia	100	%*
Teradyne Philippines Limited	Delaware	100	%*
Teradyne SAS	France	100%
Teradyne (Shanghai) Co., Ltd	Peoples Republic of China	100	%*
Teradyne Taiwan LLC	Delaware	100	%*
Teradyne Thailand Ltd.	Delaware	100	%*
GenRad, LLC	Delaware	100%
Herco Technology Corp.	California	100%
P.L.S.T., Inc. (f/k/a Perception Laminates, Inc.)	California	100%
Eagle Test Systems, Inc.	Delaware	100%
Eagle Test Systems (Philippines) LLC	Delaware	100	%*
Nextest Systems Corporation	Delaware	100%
Nextest Systems (Philippines) Corp.	Philippines	99.9	%*
LitePoint Corporation	Delaware	100%
LitePoint Europe A/S	Denmark	100	%*
LitePoint Technology Limited	Hong Kong	100	%*
LitePoint Technology (Shanghai) Company Ltd.	Peoples Republic of China	100	%*
LitePoint Japan K.K.	Japan	100	%*
LitePoint Design Test, LLC	New Mexico	100	%*
LitePoint Vietnam Limited	Socialist Republic of Vietnam	100	%*
Universal Robots A/S	Denmark	100	%*
Universal Robots (Spain) S.L.	Spain	100	%*
Universal Robots (Singapore) Pte. Ltd.	Singapore	100	%*
Universal Robots (India) Pte. Ltd.	India	100	%*
Universal Robots (Shanghai) Co. Ltd.	Peoples Republic of China	100	%*
Universal Robots (USA), Inc.	Delaware	100%
Universal Robots GmbH	Germany	100	%*

*	Indirect subsidiaries whose voting securities are 100% controlled by Teradyne, Inc.